Exhibit 99.1

Zoompass Subsidiary Secures Approval From European Union (EU) To Launch its Global Crypto Currency Exchange

Zoompass Holdings Inc. (OTCQB: ZPAS) ("Zoompass", the ”Group” or the "Company") is pleased to announce that its wholly owned subsidiary Virtublock OU has secured the approvals and in region business relationships necessary to launch its global crypto currency exchange in the European Union (EU).

This approval provides the company with the end-to-end support infrastructure necessary to operate a global crypto currency exchange based in the EU, with key items including:

-	Crypto and e-Wallet entity licenses through our Estonian entity Virtublock OU
-	Corporate banking services
-	Settlement and processing banking services
-	Legal representation, compliance and audit team through our partnership with Oblicity Estonia (www.oblicity.com)

Completion of this critical milestone supports the Company's strategic plan and paves the way for the launch of a global crypto currency exchange with support for institutional and retail investors, integration with partner exchanges and a first of its kind affiliate program.

“Securing the necessary approvals, agreements and relationships in the EU marks a significant milestone”, says Manny Bettencourt, CEO - Zoompass Holdings Inc. “We have spent the necessary time and met the due diligence requirements to secure the necessary licenses and a network of best in class service providers such as Oblicity for legal and compliance and Mister Tango for settlement banking. This announcement aligns with our vision to provide an infrastructure highway for crypto exchanges and blockchain services. We are proceeding with our plans to launch this technology leading global crypto currency exchange with confidence.”

The Company’s software as a Service (SaaS) delivered crypto currency exchange is currently undergoing testing and integration with EU accredited 3rd party providers for the Know Your Customers (KYC), Anti-Money Laundering (AML) and cyber security protocols.

About Zoompass: Zoompass is a global innovator in the SaaS world, focused on deploying blockchain and digital solutions including exchange solutions utilizing existing and new protocols as well as asset tokenization solutions. The company continues to buildout its digital payment infrastructure for onboarding and offboarding as well as its next generation web-based technologies and software solutions for both private and public sectors.

Manny Bettencourt

Email: mbettencourt@zoompass.com

Website: zoompass.com

Zoompass Safe Harbor Statement

Certain statements contained within this release are considered to be forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the risk that any projections or guidance, including revenues, margins, earnings, or any other financial results are not realized, the impact of changes in tariffs, adverse changes in the global economic conditions, significant volume reductions from key contract customers, financial stability of key customers and suppliers, and availability or cost of raw materials. Forward-looking statements can often be identified by words such as “anticipates, “ “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expression, and variations or negatives of these words. These forward-looking statements are not guaranteeing of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those expressed in any forward-looking statement. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Zoompass are contained in the Company’s Form 10-k filing for the fiscal year ending in December 31, 2020, and other filings with the Securities and Exchange Commission.